                                                                     Exhibit 4.1

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                             BANNER CAPITAL MARKETS

May 20, 2005

William H. Pursley
Chief Executive Officer
CepTor Corporation
200 International Circle
Suite 5100
Hunt Valley, MD  21030-1350

Re:    Private Placement of Securities

Dear Mr. Pursley,

This letter  confirms the  agreement  between  Brown  Advisory  Securities,  LLC
("Brown" or "we" or "us") acting as  placement  agents,  and CepTor  Corporation
(the "Company", "CepTor" or "you") as follows:

1.          ENGAGEMENT.  The  Company  engages  Brown  to act as your  exclusive representative  for the proposed  offering  (the  "Offering"  or the
            "Placement")  by  private   placement  of  equity  or  equity-linked
            securities (the "Securities")  under terms further described herein, and we accept  this  engagement  upon the terms and  conditions  set forth in this agreement.

            Patrick O'Shea and Daniel Yamron,  acting together as Banner Capital
            Markets LLC,  will be  providing  the Brown  services as  registered representatives of Brown.

            During the term of our  engagement,  we will, as  appropriate to the
            Placement:

            o     consult with you in planning and implementing the Placement;

            o     assist you in preparing any offering  materials (the "Offering
                  Materials")  we mutually  agree are beneficial or necessary to the consummation of the Placement;

            o     assist  you  in  preparing  for  due  diligence  conducted  by potential investors;

            o     identify potential investors and use our reasonable commercial efforts  to assist in  arranging  sales of the  Securities  to investors;

            o     consult with you in structuring the investment; and

            o     assist you in negotiating definitive documentation.

                           BANNER CAPITAL MARKETS LLC
                       securities services offered through
                         Brown Advisory Securities, LLC

901 South Bond Street - Suite 400             5775 Wayzata Boulevard - Suite 700
Baltimore, MD  21231-3340                                 Minneapolis, MN  55416
P: 410-537-5350                                                 P:  952-525-2236
F: 410-537-5355                                                 F:  952-546-4829

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                             BANNER CAPITAL MARKETS

            As   currently   contemplated,   the   Placement   will  consist  of
            approximately  $7.5 million of net proceeds to you, after payment of expenses and commissions of the offering.  You acknowledge and agree that our  engagement  pursuant to this letter is not an agreement by us or any of our affiliates to underwrite or purchase any Securities or otherwise provide any financing, nor an agreement by you to issue and sell any Securities.  You may in your sole discretion  postpone, modify,  abandon or terminate the Placement  prior to closing and in such event your sole  obligation  to us will be for  Expenses as set forth in Section 3 and Fees as  provided  in Section 2,  hereof,  or decline any individual subscription for the Securities,  in whole or in part,  for any reason and that, in the event that a  subscription is rejected, any purchase price delivered will be promptly returned, without interest thereon or deduction  therefrom.  We may decline to participate  in the  Placement if we reasonably  determine  that the offering has become  impractical or  undesirable,  in which case you will have no further obligation to us.

            We agree that we will not make  offers to sell or solicit  offers to buy your  securities in any state without first  confirming with you the  availability  of exemptions from  registration  under, or other appropriate  compliance with, such state's  securities laws. We will also use our best efforts to ascertain that and  reasonably  believe that investors obtained satisfy the investor  suitability  standards set forth in any offering memorandum utilized for the offering.

2.          FEES. For our services, you agree to pay us:

            o     a  non-refundable  retainer  fee of $15,000 per month for four
                  (4) months, to begin upon execution of this agreement;

            o     an award of 25,000  unregistered  shares of common stock, upon execution  of the  agreement,  such  shares  to be  registered concurrent  with shares issued pursuant to the Offering (which right to registration will be determined  through  negotiation between  you  and  your  investors),  or  in  the  event  of a termination,  the next registration undertaken by the Company;
                  and

            o     a selling  commission of seven percent (7%) on all  Securities sold,  payable  at each  closing.  The  retainer  fee  will be credited  against  the  selling  commission  payable  to Brown pursuant to this paragraph.

            At each closing of a sale of the Securities,  you will issue to us a warrant  (the  "Warrants")  to  purchase  a number  of shares of the
            Securities  ("Warrant  Stock") equal to three percent  (3.0%) of the number of  shares of  Securities  sold by you at such  closing.  All
            Warrants will be  exercisable at a price equal to the price at which the Securities  are sold to investors.  The Warrants will be in form reasonably  acceptable  to us and  you  and  will  include  mutually acceptable  provisions  customary in private equity transactions and
            no  less  favorable  than  those   agreeable  to  investors  in  the
            Securities.  The Warrants  will expire on the fifth  anniversary  of their issuance.

            The fees and commission  payable to "us" and "Brown" set forth above shall include all fees and  commissions  payable in connection  with the services  contemplated in this letter,  including for sales made or services rendered by any affiliate or associate of ours or Brown.

                                                              CepTor Corporation
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            In the event that this engagement is terminated, you will pay us the same  commission  (cash  and  Warrants)  on  any  financing  by  you involving  the  issuance of  Securities  consummated  within  twelve months after any termination of this engagement;  PROVIDED, HOWEVER, such  commission (i) only extends to Securities sold to investors we have introduced to the Company (not previously  known to the Company as investors in the Company) prior to such  termination  and who are specifically  identified in writing as provided to you on a Schedule as further defined below,  and (ii) is not payable in the event that you paid us a selling commission of at least $250,000 for Securities sold during the term of this engagement.  In the case of termination of this  engagement,  we will  deliver to you,  reasonably  promptly following the date of termination,  a schedule listing the potential investors  we have  introduced  to the  Company  and  proposed to be covered (the "Schedule").

      3.    EXPENSES.  Upon receipt of an invoice, you agree to reimburse us for
            our  reasonable   expenses  incurred  in  preparing  to  market  and
            marketing the  Securities,  not to exceed $30,000 without your prior approval,  and other non-legal expenses (including,  but not limited to  travel)  in an amount not to exceed  $5,000  without  your prior approval, in each case whether or not a closing occurs. In the event that a closing does not occur,  you shall not be  obligated  for any expense reimbursement in excess of $35,000.

      4.    INDEMNIFICATION  AND  CONTRIBUTION.  Annex A is hereby  incorporated into this agreement by reference and made a part of this agreement.

      5.    REPRESENTATIONS,  WARRANTIES  AND  AGREEMENTS  OF THE  COMPANY.  You
            represent and warrant to, and agree with us, that:

            (a)   the  Securities  will be offered and sold by you in compliance with the  requirements  for exemptions  from  registration  or qualification  of,  and  otherwise  in  accordance  with,  all federal and state securities laws and regulations;

            (b)   you will have responsibility for the accuracy and completeness of any Offering Materials.  You agree to notify us promptly of any material adverse changes,  or development that may lead to any material  adverse  change,  in your business,  properties, operations,  financial  condition or prospects and  concerning any statement  contained in any Offering  Material,  or in any other  information  provided to us,  which is not  accurate or which is incomplete or misleading in any material respect;

            (c)   you  will  make  available  to us  such  documents  and  other information  which we  reasonably  deem  appropriate  and will provide us with access to your officers, directors, employees, accountants,  counsel  and  other  representatives;  it  being understood  that we will rely  solely  upon  such  information supplied by you and your representatives  without assuming any responsibility  for independent  investigation or verification thereof; and

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            (d)   at  each   closing,   you  will  permit  us  to  rely  on  the
                  representations and warranties of the Company,  and cause your counsel to permit us to rely upon any  opinion,  furnished  to any purchaser of Securities.  Such opinion of counsel shall be modified as appropriate to also address this agreement.

6.          REPRESENTATIONS,  WARRANTIES  AND  AGREEMENTS  TO  THE  COMPANY.  We
            represent and warrant to, and agree with you, that:

            (a)   We are and at the time of any offer or sale in connection with the offering will utilize only persons  associated with a duly registered  broker/dealer  pursuant to the Securities Exchange
                  Act of 1934 and who are and at such  time  will be a member or licensed  representative  in  good  standing  of the  National
                  Association of Securities Dealers, Inc. ("NASD").

            (b)   We will  furnish to you prior to closing  appropriate  records indicating  the entity and  address of each  person to whom an offer has been made, and the  information  that we have relied upon to  reach a  conclusion  that  the  investor  suitability standards have been satisfied with respect to each investors.

7.          OTHER MATTERS  RELATING TO OUR ENGAGEMENT.  You acknowledge that you have  retained  us  to  provide  the  services  set  forth  in  this agreement. In rendering such services, we will act as an independent contractor,  and we owe our duties  arising  out of this  engagement solely  to  the  Company.  You  acknowledge  that  nothing  in  this agreement is intended to create  duties to you or your  creditors or
            securityholders   beyond  those  expressly   provided  for  in  this
            agreement,  and we and you specifically disclaim the creation of any fiduciary  relationship  between, or the imposition of any fiduciary duties on, either party.

            In  addition,  we and our  affiliates  may from time to time perform
            various  investment   banking,   commercial  banking  and  financial
            advisory  services  for other  clients  and  customers  who may have conflicting interests with respect to you or the Placement. You also acknowledge  that we and our affiliates have no obligation to use in connection  with this  engagement  or to  furnish  you  confidential information obtained from other companies.

            Furthermore,   you  acknowledge  we  may  have  fiduciary  or  other
            relationships whereby we or our affiliates may exercise voting power over securities of various  persons,  which securities may from time to time include securities of the Company or of potential  investors
            or  others  with  interests  in  respect  of  the   Placement.   You
            acknowledge  that we or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other  relationships  without  regard to our  relationship  with you hereunder.

            You  acknowledge  that  we are  not an  advisor  as to  legal,  tax, accounting or  regulatory  matters in any  jurisdiction.  You should consult  with your own  advisors  concerning  such  matters  and are responsible  for  making  your  own  independent  investigation  and

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            appraisal of the transactions contemplated by this agreement, and we have  no  responsibility  or  liability  to you  with  respect  such matters.

8.          TERMINATION.  You or we may  terminate  our  engagement  under  this agreement, with or without cause, upon ten (10) days' written notice to the other party;  PROVIDED,  HOWEVER, no such notice may be given by you prior to July 20, 2005; PROVIDED FURTHER, that this agreement will  automatically  terminate  on  September  20,  2005.  The fees,
            expense  reimbursement,   financial  advisory  services,  indemnity,
            contribution and exculpation,  your representations,  warranties and
            agreements,   and   miscellaneous   provisions  of  this   agreement
            (including  Annex A) will survive any  termination of our engagement under this agreement.

9.          MISCELLANEOUS.  This  agreement will be governed by and construed in accordance with the laws of Maryland, without regard to its conflict of law  principles.  You and we  hereby  waive all right to trial by jury in any action,  proceeding, or counterclaim (whether based upon contract,  tort or otherwise) in connection with any dispute arising out of this agreement or any matters contemplated by this agreement.
            This  agreement  embodies  the entire  agreement  and  understanding
            between  you  and  us  and  supersedes  all  prior   agreements  and
            understandings  relating  to the subject  matter of this  agreement.
            This  agreement may be executed in any number of  counterparts.  The invalidity or  unenforceability  of any provision of this  agreement will  not  affect  the  validity  or  enforceability  of  any  other provisions  of this  agreement,  which will remain in full force and effect.  This agreement is solely for the benefit of you and us, and no other  person  (other than the  Indemnified  Persons set forth in
            Annex A hereto)  will  acquire  or have any rights by virtue of this agreement.

10.         NOTICES. All notices or communications  hereunder will be in writing and mailed, faxed or delivered by hand as follows:

                  If to Brown:
                          Brown Advisory Securities, LLC
                          c/o Banner Capital Markets
                          901 South Bond Street, Suite 400
                          Baltimore, MD  21231-3340
                          Attention:  Patrick A. O'Shea
                                      Facsimile:  410-537-5355

                  If to the Company:
                          William H. Pursley
                          Chief Executive Officer
                          CepTor Corporation
                          200 International Circle
                          Suite 5100
                          Hunt Valley, MD 21030-1350
                              Facsimile:  410-527-9867

                                                              CepTor Corporation
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Please  confirm  that the  foregoing  correctly  and  completely  sets forth our understanding  by signing and  returning  to us the  enclosed  duplicate of this engagement agreement.

Sincerely,

BROWN ADVISORY SECURITIES, LLC

By: /s/ Patrick A. O'Shea
    -------------------------------
Name: Patrick A. O'Shea
Its: ______________________________

Agreed and accepted as of the 16th day of May, 2005.

CEPTOR CORPORATION

By: /s/ William H. Pursley
    ------------------------------
Name: William H. Pursley
Its: Chief Executive Officer

                                                              CepTor Corporation
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                          ANNEX A TO ENGAGEMENT LETTER

You agree to (i)  indemnify  and hold  harmless us, our  affiliates  (within the meaning of the  Securities Act of 1933),  and each of our  respective  partners, directors,  officers,  agents  (including,  but not limited to,  Daniel  Yamron;
Patrick  O'Shea;  and Banner Capital  Markets LLC),  consultants,  employees and controlling  persons (within the meaning of the Securities Act of 1933) (each of
Brown  and  such  other  person  or  entity  is  hereinafter  referred  to as an
"Indemnified Person"), from and against any losses, claims, damages, liabilities and expenses,  joint or several,  and all actions,  inquiries,  proceedings  and investigations  in respect thereof,  to which any Indemnified  Person may become subject  arising  out of or in  connection  with our  engagement  or any  matter referred to in the agreement to which this Annex A is attached and of which this
Annex  A forms a part  (the  "Agreement"),  regardless  of  whether  any of such
Indemnified Persons is a party thereto,  and (ii) as provided below periodically reimburse an  Indemnified  Person for such person's  legal and other expenses as may be incurred in connection with investigating,  preparing, defending, paying, settling or compromising any such action, inquiry,  proceeding or investigation, whether or not such action, inquiry, proceeding or investigation is initiated or brought by you, your creditors or stockholders, or any other person. You are not responsible under clause (i) of the foregoing  sentence for any losses,  claims, damages,  liabilities or expenses to the extent that such loss,  claim,  damage, liability or expense has been finally  judicially  determined  to have  resulted primarily from actions taken or omitted to be taken by such  Indemnified  Person due to such person's gross negligence or willful misconduct.  To the extent that any prior payment you made to an  Indemnified  Person is determined to have been improper by reason of such  Indemnified  Person's  gross  negligence  or willful misconduct, such Indemnified Person will promptly pay you such amount.

If the  indemnity  or  reimbursement  referred  to  above  is,  for  any  reason whatsoever,  unenforceable,  unavailable or otherwise  insufficient to hold each
Indemnified  Person  harmless,  you  agree  to  pay  to or  on  behalf  of  each
Indemnified Person  contributions for losses,  claims,  damages,  liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses,  claims,  damages,  liabilities  or  expenses as is  appropriate  (i) to reflect  the  relative  benefits  received  by  each  such  Indemnified  Person, respectively, on the one hand and you and your stockholders on the other hand in connection  with the  Placement,  or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative  benefits referred to in clause (i) above,  but also the  relative  fault of each such  Indemnified
Person,  respectively,   and  you  as  well  as  any  other  relevant  equitable
considerations;   PROVIDED,  HOWEVER,  that  in  no  event  will  the  aggregate contribution  of all  Indemnified  Persons  to  all  losses,  claims,  expenses, damages,  liabilities  or expenses in connection  with any Placement  exceed the amount of the fee  actually  received  by us  pursuant  to this  Agreement.  The respective  relative  benefits  received  by us and you in  connection  with any
Placement will be deemed to be in the same  proportion as the aggregate fee paid or proposed to be paid to Brown in connection  with the  Placement  bears to the aggregate  consideration  paid or proposed to be paid by investors  committed to investment in the Placement, whether or not consummated.

Promptly  after  its  receipt  of notice of the  commencement  of any  action or proceeding,  any Indemnified Person will, if a claim in respect thereof is to be made  against  you  pursuant  to  this  letter,  notify  you in  writing  of the commencement  thereof;  but  omission so to notify you will not relieve you from any  liability  which  you  may  have to any  Indemnified  Person,  except  your obligation to indemnify for losses, claims, damages,  liabilities or expenses to

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the extent that you suffer  actual  prejudice as a result of such  failure,  but will not relieve you from your obligation to provide  reimbursement  of expenses and any liability  which you may have to an  Indemnified  Person  otherwise than hereunder.  If you so  elect,  you may  assume  the  defense  of such  action or proceeding in a timely manner,  including the employment of counsel  (reasonably satisfactory to us) and payment of expenses,  PROVIDED you permit an Indemnified
Person  and  counsel  retained  by an  Indemnified  Person  at  its  expense  to participate in such defense. Notwithstanding the foregoing, in the event (i) you fail promptly to assume the defense and employ counsel  reasonably  satisfactory to us, or (ii) the  Indemnified  Person has been  advised by counsel  that there exist actual or potential  conflicting interests between you or your counsel and such Indemnified  Person, an Indemnified  Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such  action  or  proceeding,  and you  agree  to pay the  reasonable  fees  and disbursements of such separate counsel as incurred;  PROVIDED HOWEVER,  that you will not, in connection with any one such action or proceeding,  or separate but substantially  similar  actions or  proceedings  arising out of the same general allegations,  be liable for fees and expenses of more than one separate  firm of attorneys (in addition to any local counsel).

You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which  indemnification  or  contribution  may be sought under this Agreement, unless such settlement,  compromise or consent includes an express,  complete and  unconditional  release of us and each other  Indemnified
Person from all liability and obligations arising therefrom.  Without your prior
written  consent,  which  shall  not  be  unreasonably   withheld,   delayed  or
conditioned,  no  Indemnified  Person shall settle or  compromise  any claim for which indemnification or contribution may be sought hereunder.

You also agree that no Indemnified Person will have any liability to you or your affiliates,  directors,  officers, employees, agents, creditors or stockholders, directly  or  indirectly,  related to or  arising  out of the  Agreement  or the services performed thereunder,  except losses, claims, damages,  liabilities and expenses  you  incur  which  have been  finally  judicially  determined  to have resulted  primarily  and directly  from actions  taken or omitted to be taken by such  Indemnified  Person  due to such  person's  gross  negligence  or  willful misconduct.  In no event,  regardless  of the legal  theory  advanced,  will any
Indemnified  Person be liable for any  consequential,  indirect,  incidental  or special damages of any nature. Your indemnification,  reimbursement, exculpation and  contribution  obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

Capitalized  terms  used,  but not  defined in this  Annex A, have the  meanings assigned to such terms in the Agreement.

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